EXHIBIT 99.1

For further information:	Sheila Davis
Public Relations/Investor Relations Manager
641-585-6803
sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES ANNOUNCES MAJOR STOCK REPURCHASE
FOLLOWING THE DEATH OF LUISE V. HANSON

FOREST CITY, IOWA, October 20, 2003 – The Directors of Winnebago Industries, Inc. (NYSE: WGO) have authorized and directed the repurchase of 1,450,000 shares of stock for $44.1235 per share from Hanson Capital Partners, LLC, which is owned and controlled by the family of Company founder John K. Hanson and his wife, Luise. Luise V. Hanson passed away on Sunday, October 19, 2003, at the age of 90.

The effect of this repurchase is to reduce outstanding shares by eight percent from 18,233,390, to 16,783,390. The agreement was reached today to repurchase the shares at a 15 percent discount to market using the market close on Friday, October 17, 2003. The closing price of Winnebago Industries’ stock on October 17 was $51.91.

The Company was contacted by members of the Hanson family as they developed a transition plan for their Winnebago Industries’ stock ownership upon Luise Hanson’s death. This is the third major stock repurchase from the Hanson family, reducing their Winnebago Industries’ stock ownership from 10,621,906, or 41.7 percent, at October 13, 1997, to 3,846,306, or 22.9 percent, following this last repurchase.

“Our sympathies go out to the Luise Hanson family. She played an invaluable role in Winnebago Industries’ history and will be truly missed,” said Winnebago Industries Chairman, CEO and President Bruce Hertzke. Hertzke continued, “We believe the repurchase is in the best interests of Winnebago Industries’ and its shareholders.”

About Winnebago Industries

Winnebago Industries, Inc. is the leading manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, www.winnebagoind.com/investor_relations.htm.

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